Exhibit 10.1

NINTH AMENDMENT

TO LOAN AND SECURITY AGREEMENT

THIS NINTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) entered into as of this 22 day of December, 2020 is by and among MANITEX INTERNATIONAL, INC., a Michigan corporation (“Manitex International”), MANITEX, INC., a Texas corporation (“Manitex”), MANITEX SABRE, INC., a Michigan corporation (“Sabre”), BADGER EQUIPMENT COMPANY, a Minnesota corporation (“Badger”), CRANE AND MACHINERY, INC., an Illinois corporation (“Crane and Machinery”), CRANE AND MACHINERY LEASING, INC., an Illinois corporation (“Crane and Machinery Leasing”), and MANITEX, LLC, a Delaware limited liability company (“Manitex LLC”; together with Manitex International, Manitex, Sabre, Badger, Crane and Machinery, and Crane and Machinery Leasing, collectively, the “Borrowers”), CIBC BANK, USA, formerly known as The PrivateBank and Trust Company (in its individual capacity, “CIBC Bank”), as administrative agent and sole lead arranger (in such capacity, “Administrative Agent”), and the lenders party thereto (the “Lenders”).

W I T N E S S E T H:

WHEREAS, Administrative Agent, Lenders, and Borrowers are party to that certain Loan and Security Agreement dated as of July 20, 2016, as amended by that certain First Amendment to Loan and Security Agreement dated as of August 4, 2016, that certain Consent and Second Amendment to Loan and Security Agreement dated as of September 30, 2016, that certain Third Amendment to Loan and Security Agreement dated as of November 8, 2016, that certain Fourth Amendment to Loan and Security Agreement dated as of February 10, 2017, that certain Fifth Amendment to Loan and Security Agreement dated as of April 26, 2017, that certain Sixth Amendment to Loan and Security Agreement dated as of March 9, 2018, that certain Seventh Amendment to Loan and Security Agreement dated as of July 23, 2018 and that certain Eighth Amendment to Loan and Security Agreement dated as of September 30, 2019 (as amended hereby and as the same may be from time to time further amended, supplemented or otherwise modified, the “Agreement”); and

WHEREAS, Administrative Agent, Lenders and Borrowers desire to enter into this Amendment to, among other items, (i) add a minimum LIBOR Rate, (ii) modify certain financial covenants, and (iii) otherwise amend the Agreement in accordance with the terms herein.

NOW, THEREFORE, for and in consideration of the premises and mutual agreements herein contained and for the purposes of setting forth the terms and conditions of this Amendment, the parties, intending to be bound, hereby agree as follows:

Section 1        Incorporation of the Agreement.   All capitalized terms which are not defined hereunder shall have the same meanings as set forth in the Agreement, and the Agreement, to the extent not inconsistent with this Amendment, is incorporated herein by this reference as though the same were set forth in its entirety. To the extent any terms and provisions of the Agreement are inconsistent with the amendments set forth in Section 2 below, such terms and provisions shall be deemed superseded hereby. Except as specifically set forth herein, the Agreement shall remain in full force and effect and its provisions shall be binding on the parties hereto.

Section 2        Amendment of the Agreement.

(a)       The definition of the term “Fixed Charge Coverage Ratio” is hereby added to Section 1.1 of the Agreement to read as follows:

Fixed Charge Coverage Ratio means the ratio of (i) EBITDA minus all unfinanced Capital Expenditures during the applicable period to (ii) Fixed Charges for the applicable period.

(b)       The definitions of the terms “Benchmark Replacement”, “EBITDA”, “Fixed Charges”, and “LIBOR Rate” appearing in Section 1.1 of the Agreement are hereby amended and restated to read as follows:

Benchmark Replacement means the sum of: (a) the alternative benchmark rate (which may include Term SOFR) that has been selected by Administrative Agent in its reasonable discretion giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for U.S. dollar-denominated credit facilities and (b) the Benchmark Replacement Adjustment, provided, Administrative Agent shall provide Borrower with notice of such selection provided that, if the Benchmark Replacement as so determined would be less than 0.50%, the Benchmark Replacement will be deemed to be 0.50% for the purposes of this Agreement.

EBITDA shall mean, without duplication, with respect to any period, Borrowers’ (i) net income after Taxes for such period (excluding any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business), other after-tax extraordinary gains or losses and any gain incurred in connection with the forgiveness of any “paycheck protection program” loan incurred under the under the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and the Interim Final Rule set forth in 13 C.F.R. §120 – Business Loans), plus (ii) Interest Expense (whether paid or accrued), plus (iii) income tax expense (whether paid or accrued), plus (iv) depreciation, plus (v) amortization (including goodwill, debt issuance costs and impairment of intangibles), plus (vi) upon approval by Administrative Agent, any other non-cash charges or gains which have been added or subtracted in calculating net income after Taxes for such period (including stock-based compensation), plus (vii) upon approval by Administrative Agent, any extraordinary cash charges and expenses (including discontinuations of product lines, legal settlements, plant closings, sales of Subsidiaries and other cash charges and expenses, but specifically excluding charges relating to trade shows or other recurring expenses) not to exceed $500,000 in the aggregate per quarter.

Fixed Charges shall mean for any period, without duplication, (i) all scheduled payments of principal paid in cash during the applicable period with respect to all indebtedness of Borrowers and their consolidated subsidiaries for borrowed money (excluding all principal payments made on indebtedness on the Closing Date), plus (ii) all scheduled payments of principal paid in cash during the applicable period with respect to all Capital Lease obligations of Borrowers and their consolidated subsidiaries paid in cash, plus (iii) all scheduled payments of interest paid in cash during the applicable period with respect to all indebtedness of Borrowers and their consolidated subsidiaries for borrowed money including Capital Lease obligations, plus (iv) all dividends or other distributions by Manitex to equityholders of Manitex during the applicable period, plus (v) payments during the applicable period paid in cash in respect of income or franchise taxes of Borrowers and their consolidated subsidiaries. Notwithstanding the foregoing, Fixed Charges for the Computation Periods ended September 30, 2020, December 31, 2020 and March 31, 2021 shall be calculated at seventy-five percent (75%) of Fixed Charges for such trailing twelve (12) month period.

LIBOR Rate shall mean a rate of interest equal to (i) the per annum rate of interest at which United States dollar deposits for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by Administrative Agent in its sole discretion), divided by (ii) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), or as LIBOR is otherwise determined by Administrative Agent in its sole and absolute discretion. The LIBOR Rate shall remain fixed during such Interest Period. Notwithstanding anything herein to the contrary, if at any time LIBOR Rate is below 0.50%, the LIBOR Rate shall be deemed to be 0.50%. The Administrative Agent’s determination of the LIBOR Rate shall be conclusive, absent manifest error.

(c)       Section 9.7 of the Agreement is hereby amended and restated to read as follows:

9.7   Other Information.   Promptly following request therefor by Administrative Agent, such other business or financial data, reports, appraisals and projections as Administrative Agent may reasonably request. Notwithstanding the foregoing, in the absence of any Event of Default, the Administrative Agent may not require more than one (1) inventory appraisal annually.

(d)       Section 13.12 of the Agreement is hereby amended and restated to read as follows:

13.12    Subordinated Debt/Other Debt.  No Loan Party shall, nor shall it permit any other Loan Party, to (a) make any payment (whether for principal, interest or other amounts), redemption, prepayment, defeasance or repurchase of any Subordinated Debt, except in accordance with the applicable Subordination Agreement with respect to such Subordinated Debt, or (b) amend or otherwise modify, or waive any rights under, any terms or provisions of any Subordinated Debt, except that such terms and provisions may be amended solely to the extent permitted under any subordination agreement relating to the Subordinated Debt Documents. Notwithstanding the foregoing, the Borrowers may make additional payments on the Investor Subordinated Note and the Terex Subordinated Note provided no Default or Event of Default exists before or after giving effect to such payment.

(e)       Section 14.1 of the Agreement is hereby amended and restated to read as follows:

14.1    Fixed Charge Coverage Ratio. If, as of the end of any applicable period set forth below, Borrowers have (x) less than $15,000,000 of Adjusted Excess Availability and (y) $5,000,000 or more in outstanding Revolving Loans, then Borrowers shall not permit the Fixed Charge Coverage Ratio to be less than the ratio for such period set forth below, all as determined for the Borrowers and their consolidated Subsidiaries:

Period	Fixed Charge Coverage Ratio

Period ended September 30, 2020 (calculated for 3 quarterly periods ended December 31, 2019, March 31, 2020 and September 30, 2020; it being understood and agreed that the quarterly results for the quarter ended June 30, 2020 shall be excluded)	1.10:1.0

Period ended December 31, 2020 (calculated for 3 quarterly periods ended March 31, 2020, September 30, 2020 and December 31, 2020; it being understood and agreed that the quarterly results for the quarter ended June 30, 2020 shall be excluded)	1.10:1.0

Period ended March 31, 2021 (calculated for 3 quarterly periods ended September 30, 2020, December 31, 2020 and March 31, 2021; it being understood and agreed that the quarterly results for the quarter ended June 30, 2020 shall be excluded)	1.10:1.0

Twelve (12) month period ended June 30, 2021, and each Computation Period ended thereafter	1.10:1.0

(a)      Section 14.2 of the Agreement is hereby amended and restated to read as follows:

14.2    EBITDA. If, as of the end of any period set forth below, Borrowers have Adjusted Excess Availability of $5,000,000 or less, then Borrowers shall not permit EBITDA to be less than the amount set forth below for such period:

Period Ended	EBITDA

Three (3) month period ended March 31, 2021	$500,000
Six (6) month period ended June 30, 2021	$1,000,000
Nine (9) month period ended September 30, 2021	$1,500,000
Twelve months ended December 31, 2021 and each quarterly Computation Period ended thereafter	$1,500,000

(b)       Section 14.3 of the Agreement is hereby deleted.

Section 3        Delivery of Documents.  The following documents and other items shall be delivered concurrently with this Amendment:

  (i)       this Amendment;

  (ii)      such other documents and certificates as Administrative Agent shall reasonably request; and

  (iii)     payment of an amendment fee of $50,000, which amount shall be fully earned, payable and non-refundable as of the date hereof.

Section 4        Representations, Covenants and Warranties; No Default. Borrowers hereby represent and warrant to Administrative Agent as of the date hereof as follows:

(a)       The execution and delivery of this Amendment and the performance by Borrowers of their obligations hereunder are within Borrowers’ powers and authority, have been duly authorized by all necessary corporate action and do not and will not contravene or conflict with the organizational documents of Borrowers;

(b)       The Agreement (as amended by this Amendment) and the other Loan Documents constitute legal, valid and binding obligations enforceable in accordance with their terms by Administrative Agent against Borrowers, and Borrowers expressly reaffirm and confirm each of their obligations under the Agreement (as amended by this Amendment) and each of the other Loan Documents. Borrowers further expressly acknowledge and agree that Administrative Agent has a valid, duly perfected, first priority and fully enforceable security interest in and lien against each item of Collateral except as otherwise set forth in the Agreement. Borrowers agree that they shall not dispute the validity or enforceability of the Agreement (as it was stated before and after this Amendment) or any of the other Loan Documents or any of its respective obligations thereunder, or the validity, priority, enforceability or extent of Administrative Agent’s security interest in or lien against any item of Collateral, in any judicial, administrative or other proceeding;

(c)        No consent, order, qualification, validation, license, approval or authorization of, or filing, recording, registration or declaration with, or other action in respect of, any governmental body, authority, bureau or agency or other Person is required in connection with the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, this Amendment;

(d)        The execution, delivery and performance of this Amendment by Borrowers does not and will not violate any law, governmental regulation, judgment, order or decree applicable to Borrowers and does not and will not violate the provisions of, or constitute a default or any event of default under, or result in the creation of any security interest or lien upon any property of Borrowers pursuant to, any indenture, mortgage, instrument, contract, agreement or other undertaking to which any Borrower is a party or is subject or by which any Borrower or any of its real or personal property may be bound; and

(e)        The representations, covenants and warranties set forth in Section 11 of the Agreement shall be deemed remade as of the date hereof by Borrowers, except that any and all references to the Agreement in such representations and warranties shall be deemed to include this Amendment. No Event of Default has occurred and is continuing and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute such an Event of Default under the Agreement.

Section 5        Fees and Expenses.   The Borrowers agree to pay on demand all costs and expenses of or incurred by Administrative Agent, including, but not limited to, legal fees and expenses, in connection with the evaluation, negotiation, preparation, execution and delivery of this Amendment.

Section 6        Effectuation.   The amendments to the Agreement contemplated by this Amendment shall be deemed effective immediately upon the full execution of this Amendment and without any further action required by the parties hereto. There are no conditions precedent or subsequent to the effectiveness of this Amendment.

Section 7        Counterparts.   This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A facsimile or other electronic signature to this Amendment shall be deemed an original signature hereunder.

[SIGNATURE PAGES FOLLOW]

Signature Page to Ninth Amendment to Loan and Security Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Ninth Amendment to Loan and Security Agreement as of the date first above written.

BORROWERS:	MANITEX INTERNATIONAL, INC., a Michigan corporation
MANITEX SABRE, INC., a Michigan corporation
CRANE AND MACHINERY, INC., an Illinois corporation
CRANE AND MACHINERY LEASING, INC., an Illinois corporation

By: /s/ David Langevin
Name: David Langevin
Title: Executive Chairman

MANITEX, INC., a Texas corporation
BADGER EQUIPMENT COMPANY, a Minnesota corporation
MANITEX, LLC, a Delaware limited liability company

By: /s/ David Langevin
Name: David Langevin
Title: President

Signature Page to Ninth Amendment to Loan and Security Agreement

ADMINISTRATIVE AGENT AND LENDER:	CIBC BANK, USA, as Administrative Agent and a Lender

By: /s/ Todd Bernier
Todd Bernier, Managing Director